Exhibit 99.1

For further information, call

Bonnie Herron, 770/564-5504

or email bherron@intelsys.com

Intelligent Systems Declares Special Cash Dividend

Norcross, GA – January 19, 2016 – Intelligent Systems Corporation [NYSE MKT: INS; www.intelsys.com] announced today that its board of directors has declared a special cash dividend of $0.35 per share of common stock payable to shareholders of record on January 29, 2016. The cash dividend will be paid on February 8, 2016.

J. Leland Strange, Chief Executive Officer, stated, “In reviewing our current liquidity with almost $20 million in cash, we are comfortable distributing a small portion of our cash at this time in a special dividend. Our 2016 operational and strategic plans look solid and we see no need to hold substantial cash reserves.

“Following the sale of our ChemFree subsidiary in 2015, we planned to use up to $5 million of the sale proceeds in a tender offer completed in May 2015; however, shareholders only tendered shares requiring approximately $700,000 cash at the tendered price of $3.00 per share. Also, in early 2016, we received $2.25 million cash from the sale of Lancope Inc., a company in which we owned shares, to Cisco Systems. As we move through the year, we will continue to evaluate our needs and use of cash in order to maximize the benefit for shareholders.”

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation [NYSE MKT: INS] has identified, created, operated and grown technology companies. The company’s principal continuing operations include CoreCard Software, Inc. (www.corecard.com) and its affiliate companies. CoreCard designs, develops, and markets a comprehensive suite of software solutions to corporations, financial institutions, retailers and processors to manage their credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions. CoreCard also offers prepaid and credit card processing services using its proprietary software solutions.   Further information is available on the company’s website at http://www.intelsys.com or by calling the company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers’ requirements or financial condition, market acceptance of products and services, and declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.